Exhibit 99.1

Lucy Scientific Discovery Inc. Announces Acquisition of BlueSky Wellness Inc. in All-Stock Transaction

BlueSky Wellness’ e-commerce platform and wellness brands reported more than $20 million in revenue and adjusted Ebitda of $3 million in 2022

VANCOUVER, British Columbia, September 12, 2023 – Lucy Scientific Discovery Inc. (NASDAQ: LSDI), the leader in the psychotropic industry, which recently celebrated the acquisition of High Times’ Intellectual Property, the most iconic brand in the cannabis industry, is thrilled to announce an agreement to acquire BlueSky Wellness Inc. and its portfolio of brands. This transaction expands Lucy’s footprint into the growing global wellness category by adding psychotropic products to its capabilities.

BlueSky Wellness is a portfolio of plant-based wellness brands including Keoni, Keoni Sport, Blush Wellness and AMMA Healing. Its e-commerce brands have generated over $20 million in each of its last two years and are well positioned with a collection of products ranging from full-spectrum oils to edible goods that complement HighTimes’ products and platforms.

Richard Nanula, CEO of Lucy Scientific Discovery Inc., expressed his enthusiasm for the acquisition, stating, “The addition of the BlueSky portfolio and its team allows us to capitalize on revenue opportunities. Coupled with our HighTimes acquisition, this strategically positions us for substantial near and long-term growth. This acquisition is a testament to our commitment to expand and grow our business, adding revenue that diversifies our company and should deliver significant value to our Lucy Scientific shareholders.”

Upon finalization of this acquisition, the BlueSky team will market Lucy’s MINDFUL brand, as well as a diverse range of psychotropic products for all 3 companies’ brands utilizing its e-commerce platform. Additionally, the IP and brand assets recently acquired from High Times will allow Lucy to reduce customer acquisition costs by cross-marketing brands and products, enhancing user experiences and monetizing the IP including launching into new legal markets. This collaboration marries the expansive reach of Hightimes.com with BlueSky’s expertise in product design, formulation and proficiency in online marketing.

Under the terms of the agreement, BlueSky’s shareholders will receive 3.5 million shares of Lucy Scientific’s stock, as well as annual earn out payments based on a multiple of annual EBITDA in each of the next five years. Upon closing of the High Times and Blue Sky Wellness transactions, Lucy Scientific expects to have approximately 25 million shares issued and outstanding; and projects the two transactions on a consolidated basis to add a minimum of $30 million of revenue and $10 million of EBITDA for the first twelve month period after closing. Lucy expects to complete the acquisition within 90 days, and will work closely with the BlueSky team during the transition.

Founder, and CEO Fraser Macdougall of BlueSky commented, “This exciting partnership marks a significant step forward in our company’s journey and we are thrilled to work together with both the High Times and Lucy teams to unlock the value of the brands. Through the launch of products in Canada and other countries, as well as other direct to consumer opportunities that exist for us to explore in the US market, the possibilities for growth are abundant.”

BlueSky is led by a team of seasoned CPG executives with experience at Fortune 500 companies, including PepsiCo, SC Johnson, General Mills and Robert Half. They have built and exited a number of successful cannabis, hemp and psychedelic companies over the last decade. BlueSky brings a unique suite of marketing capabilities, brand-building prowess and a highly-skilled team with extensive relationships within the Canadian cannabis and the broader CPG industry.

Media Contact:

KCSA Strategic Communications
Lewis Goldberg
lgoldberg@kcsa.com

Jon Goldberg
jgoldberg@kcsa.com

About Lucy Scientific Discovery Inc.

Lucy Scientific Discovery Inc. (NASDAQ: LSDI) is a Nasdaq-listed company with holdings and operations in a variety of psychotropic businesses. The company holds a Controlled Drugs and Substances Dealer’s License granted by Health Canada’s Office of Controlled Substances. Lucy Scientific Discovery Inc. and its wholly-owned subsidiary, LSDI Manufacturing Inc., operate under Part J of the Food and Drug Regulations promulgated under the Food and Drugs Act (Canada). This specialized license authorizes LSDI to develop, sell, deliver, and manufacture pharmaceutical-grade active pharmaceutical ingredients (APIs) used in controlled substances and their raw material precursors. With a focus on pioneering innovative therapies for patients in need, Lucy Scientific Discovery Inc. is dedicated to advancing the understanding and applications of psychotropic medicines, improving mental health outcomes, and enhancing well-being for individuals worldwide.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance, results of current and anticipated products, sales efforts, expenses, and the outcome. Most of these factors are outside Lucy’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results, include, but are not limited to: (i) the occurrence of any event, change or other circumstance that could give rise to the legality of this consumer product, (ii) inability to recognize the anticipated benefits of the opportunity, which may be affected by, among other things, competition and the ability of the company to grow and manage growth profitability, (iii) costs related to the production, (iv) the ability to implement business plans, forecasts, and other expectations of the opportunity, as well as identify and realize additional opportunities, (v) the outcome of any legal proceedings that may be instituted against Lucy following the announcement of the new product line, and (vi) other risks and uncertainties indicated in the filings that are made from time to time with the SEC by Lucy (including those under the “Risk Factors” sections therein).

These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.